CLOSING MEMORANDUM

      This Closing Memorandum is made this 10th day of December 2003 (this "Memorandum") by and between P-Com, Inc., a Delaware corporation ("Purchaser"), and SPEEDCOM Wireless Corporation, a Delaware corporation ("Seller").

      Purchaser and Seller are parties to that certain Asset Purchase Agreement, dated as of June 16, 2003, as amended dated September 2, 2003 (the "Purchase Agreement"), pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase substantially all of the assets of Seller. Capitalized terms used but not defined herein shall have the same meanings given to such terms in the Purchase Agreement.

      Due to certain changes in the business, financial and other circumstances of Seller and Purchaser that have occurred since the execution of the Purchase Agreement, Purchaser and Seller desire to consummate the transactions contemplated by the Purchase Agreement, subject to certain amendments and modifications to their respective rights and obligations thereunder, as memorialized herein.

      Purchaser and Seller have agreed to proceed with the Closing in accordance with the following terms and conditions:

      1. Purchased Assets.

            1.1 Schedule 1.1(c). The total amount of cash of Seller at Closing, including other Schedule 1.1 (c) assets, is deficient by approximately $57,000, which amount shall result in a decrease to the Purchase Price, as set forth in
Section 3 below ("Purchase Price Adjustment").

            1.2 Schedule 1.1(f). The total amount of accounts receivable of Seller at Closing is deficient by approximately $266,000, which amount shall result in a Purchase Price Adjustment.

            1.3 Schedule 1.1(g). All documents referred to in Schedule 1.1(g) shall be maintained by Seller at Purchaser's Sarasota, Florida facility (which facility shall be subleased to Purchaser, as set forth in Section 2.1(g) below). Both parties shall have access to all such documents. Post-Closing, Purchaser shall have the right to make duplicates of any and all such documents. Neither party shall destroy any of such documents for a period of five (5) years from the Closing Date.

            1.4 Bank Accounts. At Closing, Seller shall have opened a new bank account for purposes of conducting business after the Closing Date. Seller shall promptly forward to Purchaser all payments on accounts receivable, and all deposits or other monies on deposit in the name of Seller, its subsidiaries or otherwise, which payments, deposits or monies are or should be on account of Purchaser under the terms of the Purchase Agreement.

      2. Assumed Liabilities.

            2.1 Schedule 2.1.


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            (a) The list of accounts payable constituting Assumed Liabilities on the Closing Date is set forth on Exhibit A attached hereto. Purchaser shall not be obligated to assume any accounts payable of Seller not specifically set forth on Exhibit A attached hereto. Those accounts payable of Seller not specifically set forth on Exhibit A shall constitute Excluded Liabilities. In consideration for the reduction in the amount of Assumed Liabilities constituting accounts payable, Purchaser shall pay Seller $75,000 on or before December 31, 2003.

            (b) As a result of certain obligations and potential liabilities assumed by Purchaser at Closing set forth on Exhibit B attached hereto, which obligations and potential liabilities are for the account of Seller under the terms of the Purchase Agreement, a Purchase Price Adjustment shall be made in the amount of $259,000.

            (c) All severance and other obligations to Bill Davis have been paid by Seller.

            (d) The total amount due Purchaser on the Closing Date, represented by promissory notes held by Purchaser, is $1.58 million ("Notes"). A dispute exists as to whether such Notes may be converted into restricted Common Stock of Seller prior to Closing. In consideration for the resolution of such dispute, the parties have agreed that Purchaser may convert $400,000 of such amount into shares of restricted common stock of Seller, which for purposes of this Section 2.1(d), shall have a value of $.12 per share ("SPEEDCOM Shares"). All remaining obligations of Seller to Purchaser represented by Notes shall be considered an Assumed Liability. Upon delivery to Seller of Notes totaling $400,000, Seller shall promptly take such actions as is necessary to issue the SPEEDCOM Shares to Purchaser. For purposes of this Section 2.1(d), the election by Purchaser to accept the SPEEDCOM Shares in consideration for the termination of $1,180,000 of Notes as set forth herein shall be deemed to occur just prior to Closing. Purchaser expressly waives any right to receive Purchased Shares, as defined in
Section 3 below, in connection with any distribution of such Purchased Shares as a dividend to shareholders of Seller.

            (e) In lieu of assuming, at the Closing, $3,000,000 in promissory notes previously issued by Seller (the "Seller Notes"), as required by Section
2.1 and Schedule 2.1 of the Purchase Agreement, Purchaser shall issue a new promissory note to the holder of the Seller Notes in the original principal amount of $3,000,000, with a maturity of 36 months and a rate of interest equal to 7% per annum, convertible into Common Stock of Purchaser at $.20 per share (the "Purchaser Note"). Upon Purchaser's issuance of the Purchaser Note, Purchaser's obligation to assume the Seller Notes shall be deemed fully satisfied. As a condition to the delivery of the Purchaser Note to the holder of the Seller Notes, Purchaser shall require that such holder credit an amount equal to $3,000,000 against the amounts owed by Seller under the Seller Notes.

            (f) Purchaser has been made aware of the pending litigation involving XeTel Corporation. Purchaser shall not assume any obligation for the XeTel or any other litigation. Seller represents and warrants that no other litigation is pending involving Seller or, to Seller's knowledge, is contemplated.


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            (g) Purchaser shall assume the lease agreements with respect to
Seller's production facility at 8105 25th Court East, Sarasota, Florida, its corporate office at 7020 Professional Parkway East, Sarasota, Florida, and its offices in Shanghai, China and Singapore (the "Facilities"). Purchaser shall enter into sub-lease agreements with Seller to occupy Seller's Facilities, promptly following Closing. The parties shall use their best efforts to obtain the consent from the landlords to the assignment of the obligations of Seller under such Facilities leases, so as to relieve Seller of all obligations under the terms of such leases.

            (h) Purchaser shall not assume any obligation of Seller for payment of accrued dividends under outstanding preferred stock of Seller, or any other obligation or liability of Seller not specifically referenced herein or in the Purchase Agreement.

      3. Purchase Price Adjustment. As a result of each Purchase Price Adjustment, the Purchase Price payable to Seller shall be reduced by 4,000,000 shares of Common Stock of Purchaser, so that the number of shares of Seller Common Stock issuable at Closing shall equal 63,500,000 shares ("Purchased Shares"). Promptly following Closing, but no later than ten (5) business days following Closing, Purchaser shall deliver to Seller the Purchased Shares.

      4. Effect. Except as and to the extent amended or modified by this Memorandum, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

      5. Representation by Counsel. Both parties have thoroughly reviewed the Purchase Agreement, this Memorandum, and the documents to be delivered at Closing, and have had an opportunity to independently consult with counsel, and have done so.

      6. Miscellaneous.

            6.1 Binding Effect. This Memorandum shall constitute a binding and enforceable agreement of the parties.

            6.2 Entire Agreement. This Memorandum supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof.

            6.3 Waiver. Any term or condition of this Memorandum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Memorandum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Memorandum on any future occasion.

            6.4 Amendment. This Memorandum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            6.5 Expenses. Each party hereto shall pay its own costs and expenses, including without limitation legal fees, incurred in connection with the negotiation and execution of this Memorandum.


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            6.6 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Memorandum, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Memorandum, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

            6.7 Mutual Drafting. The provisions of this Memorandum have been carefully negotiated by the parties and their counsel, and the parties do not intend that the presumptions of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Memorandum and therefore waive their effects.

            6.8 No Third-Party Beneficiary. The terms and provisions of this Memorandum are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            6.9 No Assignment; Binding Effect. Neither this Memorandum nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the foregoing sentence, this Memorandum is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            6.10 Headings. The headings used in this Memorandum have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            6.11 Invalid Provisions. If any provision of this Memorandum is held to be illegal, invalid or unenforceable, (a) such provision will be fully severable, (b) this Memorandum will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Memorandum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Memorandum a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            6.12 Governing Law. This Memorandum shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

            6.13 Counterparts. This Memorandum may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                            [Signature Page Follows]


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      IN WITNESS WHEREOF, the parties hereto have executed this Closing
Memorandum as of the date first above written.

                                        P-COM, INC., a Delaware corporation

                                        By: /s/ Daniel W. Rumsey
                                           -------------------------------------
                                           Name:  Daniel W. Rumsey
                                           Title:  Vice President


                                        SPEEDCOM WIRELESS CORPORATION,
                                        a Delaware corporation

                                        By: /s/ Mark Schaftlein
                                           -------------------------------------
                                           Name:  Mark Schaftlein
                                           Title:  Chief Financial Officer

                                                                       Exhibit B

Merrill Printers                            $ 15,000   (Speedcom's portion)
ADP                                         $ 15,000   (Speedcom's portion)
Additional accrued payroll and vacation     $ 15,000
2 Weeks Severance                           $ 22,748
Prorated D&O premium                        $  5,300
Sara, Miguel 12-20 thru 12-31               $  4,620
Certain employees thru 12-11 thru 12-19     $  5,023
D. Darby                                    $ 35,000
RMA Reserve                                 $199,309
                                            --------
         TOTAL                              $317,000
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